Prothena Announces President and CEO Dr. Dale B. Schenk to Take Medical Leave

DUBLIN, Ireland, Sept. 26, 2016 -- Prothena Corporation plc (Nasdaq:PRTA), a late-stage clinical biotechnology company focused on the discovery, development, and commercialization of novel protein immunotherapies, today announced that its President and Chief Executive Officer Dale Schenk, PhD, who announced in December 2014 that he had been diagnosed with and was undergoing treatment for pancreatic cancer, is taking a medical leave of absence in order to focus full time on his health. Dr. Schenk will continue serving on Prothena’s Board of Directors.

During the period of Dr. Schenk’s leave, the Company will be led by Gene Kinney, PhD, Prothena’s Chief Operating Officer. Dr. Kinney has been with Prothena since it was established in 2012 and is responsible for the integrated research, development and commercial organization, as well as several additional key functions within the Company.

“The Board of Directors has enormous confidence in Gene and the Prothena leadership team’s ability to progress the Company’s strategic objectives,” stated Lars G. Ekman, MD, PhD, Chairman of the Prothena Board of Directors. “We wish Dale the best, and know that Prothena’s experienced team will continue to steadily advance the Company during his absence.”

“Our thoughts are with Dale as he takes time to concentrate on his health, and I am confident that working together, Prothena will continue to make great progress on our goals,” stated Dr. Kinney. “During this time, the management team and I will continue to focus on what has been the collective passion of our team - delivering innovative new therapies to patients.”

About Prothena

Prothena Corporation plc is a global, late-stage clinical biotechnology company seeking to fundamentally change the course of progressive diseases with its clinical pipeline of novel therapeutic antibodies. Fueled by its deep scientific understanding built over decades of research in protein misfolding and cell adhesion - the root causes of many serious or currently untreatable amyloid and inflammatory diseases - Prothena is establishing a fully integrated research, development and commercial focus and has advanced several drug candidates into clinical studies while pursuing discovery of additional novel therapies. Our pipeline of antibody-based product candidates targets a number of potential indications including AL amyloidosis (NEOD001), Parkinson's disease and other related synucleinopathies (PRX002), inflammatory diseases, including psoriasis (PRX003), and ATTR amyloidosis (PRX004). For more information, please visit the company's website at www.prothena.com.

Forward-looking Statements

This press release contains forward-looking statements. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to the risks, uncertainties and other factors described in the "Risk Factors" sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 25, 2016 and our subsequent Quarterly Reports on Form 10-Q filed with the SEC. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena's expectations.

Contacts:

Investors: Tran Nguyen, CFO
650-837-8535, IR@prothena.com

Media: Ellen Rose, Head of Communications
650-922-2405, ellen.rose@prothena.com